TRI POINTE GROUP ANNOUNCES APPOINTMENT OF VICKI D. MCWILLIAMS TO BOARD OF DIRECTORS

IRVINE, CALIF. - (July 20, 2018) - TRI Pointe Group (NYSE: TPH) announced today the appointment of Vicki D. McWilliams, Executive Vice President of Stores for Williams-Sonoma, Inc., to its Board of Directors, effective July 19, 2018. McWilliams has also been appointed to the Audit and Compensation Committees of the TRI Pointe Group Board.
“We are thrilled to have Vicki join the TRI Pointe Group Board and look forward to her expertise and insights,” said Steven Gilbert, Chairman of the TRI Pointe Group Board. “Vicki has a strong background in consumer retail in the new home space. She has established herself as a leader in customer experience and business-to-business functions, and her experience will be invaluable to TRI Pointe Group.”
McWilliams serves as Executive Vice President of Stores for Williams-Sonoma, Inc. where she is responsible for leading 20,000 associates in 620 stores. Additional responsibilities include developing strategies for maximizing net operating income and gross margin, as well as human resources, customer service innovation, product feedback, and real estate relocations and remodels. Prior to joining Williams-Sonoma in 2008, McWilliams spent 29 years at Nordstrom (NYSE: JWN), most recently serving as Executive Vice President.
McWilliams holds a B.A. from Washington State University. In 2017, Ms. McWilliams was awarded the highest honor at Williams-Sonoma, the “Howard Lester Award of Excellence.” Additionally, she was honored by the San Francisco Board of Supervisors in 2006 for excellence in business partnership, served on the Juvenile Diabetes San Francisco Board of Directors for over ten years, and has lead campaigns for both the United Way and St. Jude’s.
With the appointment of McWilliams, TRI Pointe Group’s Board now consists of seven members, including: Steven J. Gilbert, Chairman of the Board of Gilbert Global Equity Partners, L.P.; Douglas F. Bauer, Chief Executive Officer of TRI Pointe Group; Lawrence B. Burrows, former Executive Officer of Weyerhaeuser Company; Daniel S. Fulton, former President, Chief Executive Officer, and member of the Board of Directors of Weyerhaeuser Company; Constance B. Moore, former President and Chief Executive Officer of BRE Properties, Inc.; and Thomas B. Rogers, former Executive Vice President of City National Bank.
About TRI Pointe Group®
Headquartered in Irvine, Calif., TRI Pointe Group, Inc. (NYSE:TPH) is a family of premium regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top ten largest public homebuilding companies by market capitalization in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay Homes® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker® Homes in Texas, TRI Pointe Homes® in California and Colorado, and Winchester® Homes in the Washington, D.C. area. TRI Pointe Group was recognized on Fortune magazine’s 2017 100 Fastest-Growing Companies list, named 2015 Builder of the Year by Builder magazine, and 2014 Developer of the Year by Builder and Developer magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal and Best Companies Group in 2016, 2017 and 2018. For more information, please visit www.TriPointeGroup.com.
Contact
Katy Biggerstaff
NewGround PR & Marketing
562.761.6338
kbiggerstaff@newgroundco.com